Exhibit 4.3

The Telecom Italia securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

Registered Office in Milan, Piazza degli Affari 2

Corporate Headquarters in Rome, Corso d’Italia 41

Fully paid-up share capital Euro 8,868,946,358.25

Tax/VAT and Milan Company Register number 00488410010

NOTICE CONVENING THE MEETING

Supplementing and where appropriate reiterating and confirming the notice convening the Extraordinary Shareholders’ Meeting published in the Gazzetta Ufficiale della Repubblica italiana, No. 22, second part, of 28 January 2005, insertion S-598, Telecom Italia ordinary shareholders are called to the Extraordinary and Ordinary Shareholders’ Meeting to be held on first call in Milan, Piazza degli Affari 2 on April 5, 2005 at 11.00 a.m.; to the Extraordinary Shareholders’ Meeting to be held on second call on April 6, 2005 at the same time and place; and to the Extraordinary and Ordinary Shareholders’ Meeting to be held on third and second call, respectively, on April 7, 2005 at 11.00 a.m. in Rozzano (Milan), Viale Toscana 3, to consider and vote on the following:

Agenda

Extraordinary business

•	Approval of the merger plan of Telecom Italia Mobile S.p.A. into Telecom Italia S.p.A. – related and consequent resolutions.

(part already contained in the notice dated 28 January 2005)

Ordinary business

•	Financial statements for the year ended 31 December 2004 – related and consequent resolutions

•	Expansion of the Board of Directors – resolutions

•	to redetermine the number of directors

•	to redetermine the total annual remuneration of the Board

•	to appoint two directors

As provided for by Italian law and the Company’s bylaws, ordinary shareholders for which the Company receives the documentation pursuant to Article 2370, second paragraph, of the Italian Civil Code at least two days prior to the date set for each meeting and who hold suitable certification at the date the meeting takes place are entitled to attend meetings.

The following documents are available at the Company’s Registered Office and Borsa Italiana S.p.A.:

•	the merger plan;

•	the reports of the directors on the merger of Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A.;

•	the balance sheets of Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A. at 30 September 2004;

•	the financial statements of Telecom Italia S.p.A. and Telecom Italia Mobile S.p.A. for 2001, 2002 and 2003;

•	the reports on the exchange ratio of Mazars & Guerard S.p.A. and Reconta Ernst & Young S.p.A., prepared pursuant to Article 2501-sexies of the Italian Civil Code;

•	the proposed resolutions concerning the items on the agenda.

The following documents will be made available in the same places:

•	as of 18 March 2005, the draft financial statements for the year ended 31 December 2004, the consolidated financial statements and the report on operations for both sets of accounts, together with the other documentation required by law;

•	as of 25 March 2005, the information document concerning the merger of Tim into Telecom Italia.

Shareholders are entitled to obtain a copy of the aforementioned documents.

The documentation for the shareholders’ meeting will also be posted on the Internet at

http://www.telecomitalia.it.

VOTING BY MAIL

As stated in Article 19 of the Company’s bylaws, ordinary shareholders may cast their vote by mail in accordance with applicable law.

The documentation for voting by mail will be available from 14 March 2005 at the Company’s Registered Office and can also be requested through authorized depositaries.

The vote by mail ballots must reach the following address:

TELECOM ITALIA S.p.A.

Corporate Affairs

Piazza degli Affari, 2

20123 MILAN - ITALY

no later than forty-eight hours before the meeting.

Votes by mail shall be cast directly by the person entitled to exercise voting rights. Proxies may not cast votes by mail.

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In order to vote, holders of ADRs listed on the New York Stock Exchange and representing Telecom Italia ordinary shares must contact JP Morgan Chase Bank, the issuer of such ADRs (customer service postal address: P.O. Box 43013, Providence, RI 02940-5115; telephone number for calls from outside the USA: +1 781 575 4328; telephone number for calls from inside the USA: +1 800 990 1135).

Marco TRONCHETTI PROVERA

Chairman of the Board of Directors

Shareholders are invited to arrive before the scheduled start of the meeting in order to facilitate the registration formalities. Registration of participants will begin one hour before the time set for the start of business.

The Registered Office will be open to the public for the consultation and/or consignment of copies of the above-mentioned documents on working days, Monday through Friday, from 09.00 a.m. to 01.00 p.m. and from 03.00 p.m. to 05.00 p.m.

This notice, published in the Gazzetta Ufficiale della Repubblica italiana (No. 52 of March 4, 2005), is available on the Internet at: http://www.telecomitalia.it

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Requests for clarifications or information may be made by

•	calling the toll-free number: 800020220 (for calls from inside Italy) or the number: +39 011 4404900 (for calls from outside Italy) or

•	sending an e-mail to: corporate.affairs@telecomitalia.it

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